INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in these Post-Effective Amendment Nos. 1 and 2 to Registration Statement Nos. 333-108394 and 811-21422, respectively, of Lotsoff Capital Management Equity Trust on Form N-1A of our report dated October 29, 2004, appearing in the Annual Report of Lotsoff Capital Management Micro Cap Fund for the year ended September 30, 2004, and to the reference to us under the heading “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
November 29, 2004